Exhibit 99.1

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED OCTOBER 31, 2008 AND 2007

1

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

TABLE OF CONTENTS

OCTOBER 31, 2008 AND 2007

Page(s)
Report of Independent Certified Public Accountants	1

Consolidated Financial Statements

Consolidated Balance Sheets as of October 31, 2008 and 2007	2

Consolidated Statements of Operations for the years ended October 31, 2008 and 2007	3

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended October 31, 2008 and 2007	4

Consolidated Statements of Cash Flows for the years ended October 31, 2008 and 2007	5

Notes to Consolidated Financial Statements	6-12

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Mobix Interactive Ltd

We have audited the accompanying consolidated balance sheets of Mobix Interactive Ltd as of October 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobix Interactive Ltd as of October 31, 2008 and 2007, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton UK LLP
London, United Kingdom
February 4, 2009

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,
	2008	2007
Assets	£	£
Current assets:
Cash and cash equivalents	119	89
Accounts receivable	245	432
Prepaid expenses and other current assets	100	80

Total current assets	464	601
Property and equipment, net	55	537
Intangible assets, net	110	184

Total assets	629	1,322

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	240	383
Other accrued expenses	431	508

Total current liabilities	671	891
Stockholders’ equity:
Common stock	184	184
Additional paid-in capital	6,383	5,693
Accumulated deficit	(6,609)	(5,446)

Total stockholders’ (deficit) equity	(42)	431

Total liabilities and stockholders’ (deficit) equity	629	1,322

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal Year ended October 31,
	2008	2007
	£	£
Revenues	2,225	2,918
Cost of revenues	(3,116)	(3,955)

Gross loss	(891)	(1,037)

Operating expenses:
General and administrative	193	187
Amortization of intangibles	74	111

	267	298

Loss from operations	(1,158)	(1,335)
Interest expense	5	12

Loss before income taxes	(1,163)	(1,347)
Income tax	—	—

Net loss	(1,163)	(1,347)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock
	Number of shares	Par value	Additional paid-in capital	Accumulated deficit	Total Stockholders’ Equity
		£	£	£	£
Balance at October 31, 2006	18,408,564	184	4,659	(4,099)	744
Shareholder proceeds			1,030		1,030
Stock based compensation expense			4		4
Net loss				(1,347)	(1,347)

Balance at October 31, 2007	18,408,564	184	5,693	(5,446)	431
Shareholder proceeds			658		658
Stock based compensation expense			32		32
Net loss	0	0	0	(1,163)	(1,163)

Balance at October 31, 2008	18,408,564	184	6,383	(6,609)	(42)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended October 31,
	2008	2007
	£	£
Cash flows from operating activities:
Net loss	(1,163)	(1,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	482	517
Amortization of intangibles	74	111
Stock-based compensation	32	4
Changes in operating assets and liabilities:
Accounts receivable	187	123
Prepaid expenses and other assets	(20)	127
Accounts payable	(143)	(610)
Accrued expenses	(77)	(45)

Net cash used in operating activities	(629)	(1,122)

Cash flows from investing activities:
Purchases of property and equipment	—	(61)

Net cash used in investing activities	—	(61)

Cash flows from financing activities:
Proceeds from shareholders	659	1,031

Net cash provided by financing activities	659	1,031

Net increase (decrease) in cash and cash equivalents	30	(152)
Cash and cash equivalents, beginning of period	89	241

Cash and cash equivalents, end of period	119	89

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOBIX INTERACTIVE LIMITED and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Mobix Interactive Limited and its subsidiaries (“Mobix”or the “Company”), headquartered in London, United Kingdom, provides software and content services related to the deployment of mobile video services for wireless network operators.

2. Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of the accompanying consolidated financial statements are as follows:

Principles of Consolidation

These Consolidated Financial Statements include the accounts of Mobix and its wholly-owned subsidiaries, (Mobix Inc. and Sceneworx Limited) as of October 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended October 31, 2008 and 2007. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition and accounts receivable, income taxes, stock-based compensation, goodwill, intangible assets and related amortization. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from management’s estimates.

Fair Value of Financial Instruments

The Company’s financial instruments are recognized and measured at fair value in the Company’s financial statements and mainly consist of cash, trade receivables and payables, and accrued expenses.

Revenue Recognition

The majority of the revenue recognized relates to content services provided for the deployment of mobile video services for wireless network operators. The Company recognizes net revenue from the services sold directly to customers, when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred, and collectability is reasonably assured.

The Company relies on mobile operators providing monthly subscriber reports which represent the total fees paid by its customers to the mobile operators. The Company’s revenue represents either the percentage of total fees reported on the subscriber reports or contractual minimum revenue earned which is due from mobile operators.

As of October 31, 2008 and 2007, there were four and three customers, that accounted for 86% and 71% respectively, who had accounts receivable greater than 10% of the total receivable balance. The Company had no bad debt allowance as of October 31, 2008 and 2007, respectively.

Any taxes assessed by a governmental authority related to revenue-producing transactions (e.g. sales or value-added taxes) are reported on a net basis and excluded from revenues.

A significant amount of the Company’s revenues will continue to be derived from a limited number of customers. For the year ended October 31, 2008, two customers accounted for 49% and 26% of total revenues and the same two customers accounted for 45% and 29% of total revenues for the year ended October 31, 2007, respectively. If one of the Company’s significant customers terminates its agreement, the Company could experience a significant interruption in revenue.

Credit Risk Evaluation

Accounts receivable are typically unsecured and are derived from revenue earned from customers. Some of the Company’s customers may experience financial difficulties, which could adversely impact collection of accounts receivable. The Company applies judgment as to its ability to collect outstanding receivables based primarily over management’s evaluation of the customer’s financial condition and past collection history.

Vendor and Supplier Concentrations

Some of the Company’s services incorporate licensed content and the Company must be able to obtain reasonably priced content. The Company receives certain of its content from sole suppliers although the Company does not rely on any one vendor to provide mobile media services.

Foreign Currency Translation

The functional currency of the Company is the British Pound (GBP). Translation adjustments and transactions gains and losses on foreign currency transactions are included in income. Since substantially all of the Company’s sales are made in GBP, the Company has not experienced, nor does the Company expect to experience in the near term, any material impact from fluctuations in foreign currency exchange rates on its results of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment are computed using the straight-line method over the estimated useful lives as follows:

•	Computer hardware and software—three years;

•	Office furniture and equipment—three years;

•	Leasehold improvements-over the remaining lease term of six years; and

•	Automobiles—three years.

Business Combinations

The Company accounts for business acquisitions in accordance with SFAS No. 141, Business Combinations, which requires that the purchase method of accounting be used for all business combinations. The Company determines and records the fair values of assets acquired and liabilities assumed as of the dates of acquisition.

Intangible Assets

Intangible assets consist of customer contracts, and are being amortized based on projected cash flows to reflect the expected pattern and period that the assets will be consumed.

Stock-based Compensation

On November 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors including stock options based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company adopted the provisions of SFAS 123R using the modified prospective transition method beginning November 1, 2006, the first day of the first quarter of fiscal 2007. The Company has continued to use the Black-Scholes option pricing model for determining the estimated fair values of all applicable awards. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by the blended rate of historical volatility of similar type publicly-traded European companies as well as key assumptions including the expected life of the award, and the expected stock price. For all awards the Company has recognized stock compensation expense using a straight-line amortization method over the vesting period of the award. As SFAS 123R requires that stock-based compensation expense be based on awards that ultimately vest, estimated share-based compensation for fiscal 2008 and 2007 has been reduced for estimated forfeitures.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were £26,000 and £22,000 for the years ended October 31, 2008 and 2007, respectively.

Income Taxes

The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The provision for income taxes is comprised of the current tax liability and the change in deferred tax assets and liabilities. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

3. Property and equipment

Property and equipment consist of the following:

	October 31,
(in thousands)	2008	2007
	£	£
Office furniture and equipment	47	47
Computer equipment	1,494	1,494
Leasehold improvements	68	68
Automobiles	7	7

	1,616	1,616
Less - Accumulated depreciation and amortization	(1,561)	(1,079)

	55	537

Depreciation of fixed assets was £482,000 and £517,000 for the years ended October 31, 2008 and 2007, respectively.

4. Intangible Assets

Intangible assets consist of customer contracts acquired as a result of the acquisition of Sceneworx Limited in 2006. The following are identifiable intangible assets that have finite lives and are subject to amortization:

		Customer Contract
(in thousands)	Estimated Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets
Balance as of October 31, 2007	5 years	£350	£(166)	£184
Balance as of October 31, 2008		£350	£(240)	£110

Amortization expense was £74,000 and £111,000 for the years ended October 31, 2008 and 2007, respectively. As of October 31, 2008, the estimated aggregate future amortization expense is as follows:

(in thousands)
Year ended October 31,
2009	£52
2010	58

£110

5. Commitments and Contingencies

Lease Commitments

The Company leases its operating facilities under a noncancelable operating lease which expires December 24, 2009. As of October 31, 2008, future minimum payments under this noncancelable operating lease is as follows:

(in thousands)
Year ended October 31,
2009	£120
2010	18

£138

Rent expense was £121,000 and £87,000 for the years ended October 31, 2008 and 2007, respectively.

6. Stockholders’ Equity (Deficit)

Company Stock Option Plan

Stock-Based Compensation and Stock Incentive Plans

Effective November 1, 2006, Mobix adopted on a modified prospective basis the provisions of the Financial Accounting Standards Board’s SFAS 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. Accordingly, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period, which is generally the vesting term of the options.

Under the modified prospective transition method, Mobix recognized stock-based compensation expense during the year ended October 31, 2007 for stock options granted prior to, but not yet vested as of November 1, 2006, based on the grant date fair value estimated in accordance with the disclosure provisions of SFAS No. 123, and stock options granted subsequent to November 1, 2006, based on the grant date fair value, estimated in accordance with the provisions of SFAS No. 123R. Under the modified prospective transition method, results for prior periods are not restated.

Stock-based compensation includes expense charges for all stock-based awards to employees, non employees, and directors. The estimated fair value of Mobix’s stock-based options is amortized over the awards’ vesting period on a straight line basis.

The effect of recording stock-based compensation for the years ended October 31, 2008 and 2007 was as follows:

	Fiscal Year Ended October 31,
	2008	2007
	(in thousands )
Stock-based compensation expense by type of award:
Stock options	£32	£4

Since additional option grants are expected to be made each year and options vest over several years, the effects of applying SFAS 123R for recording stock-based compensation for the year ended October 31, 2008 are not indicative of future amounts.

Determining Fair Value under SFAS 123(R)

Mobix estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price, the expected option term, the risk-free interest rate over the option’s expected term, the expected annual dividend yield and the expected stock price volatility. The expected option term was determined using the “simplified” method. The expected stock price volatility was established using a blended volatility of comparable European companies’ common stock over a period of time equal to the expected term of the stock option, and the average volatility of the comparable companies common stock over the most recent one-year and two-year periods. Estimates of fair values are not intended to predict actual future events or the value ultimately realized by the persons who receive equity awards.

The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year ended October 31, 2008		Year ended October 31, 2007
	Options		Options
	Range	Weighted Average	Range	Weighted Average
Expected term (in years)	4.00	4.00	2.5-5	4.5
Expected volatility	88%	88%	43%-90%	73%
Risk-free interest rate	2.6%	2.6%	4.9%	4.8%
Expected dividend yield	0%	0%	0%	0%

Stock Option Plan

Mobix does not have any defined stock option plan whereby employees are granted options under a standard equity plan, but rather share based option grants are customized to the individual employee, director, or non-employee.

The following table summarizes the stock option activity during the years ended October 31, 2008 and 2007:

	Fiscal Year ended October 31, 2008		Fiscal Year ended October 31, 2007
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of period	2,553,569	£0.65	3,636,696	£0.42
Granted	1,355,892	0.05	507,190	0.64
Exercised	—	—	—	—
Forfeited/Expired/Cancelled	(629,286)	0.26	(1,590,317)	0.12

Outstanding at end of period	3,280,175	£0.47	2,553,569	£0.65

Options exercisable at end of period	2,930,805	£0.44	1,436,286	£0.53
Weighted average remaining contractual term (in years)		5.31		4.07

The weighted-average fair valuation at grant date of stock options granted during the years ended October 31, 2008 and 2007 was £0.02 and £0.00, respectively. As of October 31, 2008, no unrecognized stock-based compensation expense related to the unvested stock options existed. On November 19, 2008 all outstanding vested and unvested stock options were cancelled.

The intrinsic value is defined as the difference between the market price on the date of exercise and the grant date price. During the years ended October 31, 2008 and 2007 there were no options exercised and no corresponding intrinsic value.

7. Provision for Income Taxes

Income taxes have not been provided for the cumulative loss of approximately £5.1 million and £4.4 million of October 31, 2008 and 2007, respectively.

Significant components of net deferred tax assets are as follows:

(in thousands)	October 31, 2008	October 31, 2007
Net operating loss carryover	£5,058	£4,420
Total gross deferred tax assets	1,416	1,238
Valuation allowance	(1,416)	(1,238)

Total deferred tax assets	£0	£0

The Company is presently unable to conclude that all of the deferred tax assets are more likely than not to be realized from the results of future operations. Accordingly, a valuation allowance has been provided for the full amount of deferred tax assets. During the years ended October 31, 2008 and 2007, the Company recorded a valuation allowance of £1.4 million and £1.2 million, respectively.

As of October 31, 2008 and 2007, the Company has operating loss carry forwards of approximately £5.1 million and £4.4 million, respectively. The Company’s net operating losses will be carried forward indefinitely in the same and continuing trade.

8. Indemnifications

The Company from time to time enters into types of contracts that contingently require it to indemnify parties against third-party claims. These contracts primarily relate to agreements with customers who use the Company’s intellectual property, under which the Company may indemnify customers for copyright or patent infringement related specifically to the use of such intellectual property. Historically, the Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations.

9. Subsequent Events

On November 19, 2008, Mobix entered into a variation agreement with the original shareholders of Sceneworx Limited. The variation agreement amends the original purchase and sale agreement dated June 21, 2006 which provided and issued an additional 3.4 million Mobix shares on November 19, 2008 as contingent consideration related to the deferred payment provision of the original purchase and sale agreement.

On November 19, 2008, On Demand Group (“ODG”), a wholly-owned subsidiary of SeaChange International entered into a Share Purchase Agreement providing for the purchase by ODG of all the outstanding capital stock of Mobix. Immediately prior to consummation of the transaction, all holders of options to purchase shares of the Company’s stock surrendered such rights to the Company. No options to purchase shares of the Company’s stock are currently outstanding, and the Company is a wholly-owned subsidiary of ODG.

At the closing, ODG paid the shareholders of Mobix approximately £2 million in cash for the Mobix shares, with an additional £1 million deposited in escrow to be released on the later of February 19, 2009 and the date certain performance goals have been satisfied, with the amount of the escrow being subject to reduction should there have been a breach of the representations, warranties, covenants and agreements contained in the Share Purchase Agreement.

In addition, under the earnout provisions in the Share Purchase Agreement, if Mobix meets certain performance goals, primarily related to the financial performance of Mobix, over the period ending November 19, 2011, ODG will be obligated to make additional cash payments aggregating £8.29 million The contingent consideration will be reduced or increased based upon Mobix’s actual performance relative to the performance goals.